Press Release
Novavax Reports Fourth Quarter and Full Year 2024 Financial Results and Operational Highlights

•Transitioned lead commercial responsibility of Nuvaxovid™ COVID-19 vaccine to Sanofi beginning with the 2025-2026 season
•Achieved total revenue of $88 million in the fourth quarter of 2024 and $682 million for the full year 2024
•Achieved $50 million milestone under Sanofi agreement associated with the pediatric clinical trial database lock for the first cohort
•Completed $200 million sale of Czech Republic manufacturing facility to Novo Nordisk; reduces annual costs by approximately $80 million
•Advanced pipeline programs, based on proven and innovative technology platform
•Ended full year 2024 with over $1 billion in Cash and accounts receivables
•Provides 2025 financial guidance and revenue framework
•Company to host conference call today at 8:30 a.m. ET

GAITHERSBURG, Md., Feb. 27, 2025 – Novavax, Inc. (Nasdaq: NVAX) today announced its financial results and operational highlights for the fourth quarter and twelve months ended December 31, 2024.

“In 2024, we unveiled our new corporate growth strategy, shifting our focus from commercializing our COVID-19 vaccine, to maximizing the value of our cutting-edge technology platform through pipeline expansion and partnerships for our development-stage vaccine candidates and our Matrix-M™ adjuvant,” said John C. Jacobs, President and Chief Executive Officer, Novavax. “As we look to 2025 and beyond, we believe we are well positioned to potentially create significant value for all stakeholders.”

Fourth Quarter 2024 and Recent Highlights

Strategic Priority #1: Sanofi Partnership

•Transitioned lead commercial responsibility of Nuvaxovid™ COVID-19 vaccine beginning with the 2025-2026 vaccination season for the U.S. and other select major markets

•Achieved $50 million milestone associated with the first pediatric database lock in the fourth quarter of 2024

•Prescription Drug User Fee Act target action date of April 2025 for Novavax’s COVID-19 vaccine Biologics License Application (BLA)
oAchievement of BLA approval triggers a $175 million milestone payment from Sanofi

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•Marketing authorization transfers to Sanofi for U.S. and European Union (EU) markets are expected in late 2025
oAchievement triggers an additional $50 million in combined milestone payments from Sanofi

•Sanofi announced it received U.S. Food and Drug Administration (FDA) Fast Track designation for two combination vaccine candidates progressing to Phase 1/2 clinical trials, combining Novavax’s proven COVID-19 vaccine with Sanofi’s market-leading influenza vaccines
oPotential for future $350 million development and launch milestone payments associated with Sanofi influenza-COVID-19 combination products

Strategic Priority #2: Leverage our technology platform and pipeline to forge additional partnerships

•In December 2024, initiated an initial cohort of 2,000 participants for the Phase 3 trial for our COVID-19-Influenza Combination (CIC) and stand-alone seasonal influenza vaccine candidates to evaluate immunogenicity and safety in adults aged 65 and older
oInitial cohort data expected by mid-2025
oIntend to partner both vaccine programs to advance all future clinical development, regulatory filing and commercialization activities

•R21/Matrix-M malaria vaccine launched in additional countries in Africa by Serum Institute of India Pvt. Ltd. (SII)

Strategic Priority #3: Advance our technology platform and early-stage pipeline

•Continued preclinical development of H5N1 avian pandemic influenza program evaluating multiple highly pathogenic avian influenza strains

•Continued advancement of early-stage preclinical research for respiratory syncytial virus (RSV) combinations, varicella-zoster virus (shingles) and Clostridioides difficile (C. Diff.) colitis vaccine candidates

•Initiated exploratory preclinical work in areas outside of infectious disease, such as oncology

•Advancing artificial intelligence capabilities to significantly accelerate predictive modeling, optimize discovery and enhance the precision of vaccine design

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•Initiated work on new potential Matrix formulations intended to enable different regimens and dosing schedules, improve vaccines and enable targeted approaches and advancements in therapeutic areas beyond infectious diseases

Fourth Quarter and Full Year 2024 Financial Results

•Total revenue for the fourth quarter of 2024 was $88 million, compared to $291 million in the same period in 2023. Total revenue for the full year 2024 was $682 million, compared to $984 million in the same period in 2023. Product sales for the fourth quarter of 2024 were $50 million, compared to $251 million in the same period in 2023. Product sales for the full year 2024 were $190 million, compared to $531 million in the same period in 2023. The decrease in both periods was due to lower product sales under our APA agreements.

•Cost of sales for the fourth quarter of 2024 was $37 million, compared to $155 million in the same period in 2023. Cost of sales for the full year 2024 was $203 million, compared to $344 million in the same period in 2023.

•Research and development (R&D) expenses for the fourth quarter of 2024 were $104 million, compared to $165 million in the same period in 2023. R&D expenses for the full year 2024 were $391 million, compared to $738 million in the same period in 2023. The decrease in both periods was primarily due to reductions in overall expenditures relating to COVID-19 vaccine development and manufacturing activities.

•Selling, general and administrative (SG&A) expenses for the fourth quarter of 2024 were $78 million, compared to $155 million for the same period in 2023. SG&A expenses for the full year 2024 were $337 million, compared to $469 million in the same period in 2023. The decrease in both periods was primarily due to decreased COVID-19 vaccine commercialization activities and SG&A cost reduction efforts.

•Gain on disposition of Czech Republic manufacturing facility of $52 million recorded for the fourth quarter and full year 2024 was the result of the $200 million sale of our vaccine manufacturing facility located in the Czech Republic to Novo Nordisk. $190 million in cash payments were received in 2024 and an additional $10 million is expected in 2025 along with ongoing annual cost reductions of approximately $80 million.

•Net loss for the fourth quarter of 2024 was $81 million, compared to a net loss of $178 million in the same period in 2023. Net loss for the full year 2024 was $187 million, compared to net loss of $545 million in the same period in 2023.

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•Cash, cash equivalents, marketable securities and restricted cash (Cash) were $938 million as of December 31, 2024, compared to $584 million as of December 31, 2023.

Financial Framework

Full Year 2025 Financial Guidance

Novavax is providing Full Year 2025 Financial Guidance for R&D plus SG&A expenses and expects to achieve the following results:

$ in millions	Full Year 2025 (as of February 27, 2025)
Combined R&D and SG&A Expenses	$475 - $525

2025 Revenue Framework

Novavax has transitioned lead commercial responsibility of Nuvaxovid beginning with the 2025-2026 vaccination season to Sanofi for select markets. Since Novavax is reliant on Sanofi’s sales forecasts for certain revenue components, these will not be included in the 2025 Revenue Framework at this time. For 2025, Novavax expects to achieve Adjusted Licensing, Royalties and Other Revenue of between $300 million to $350 million.

$ in millions	Full Year 2025 (as of February 27, 2025)
Sanofi Royalties	No guidance at this time
Sanofi CIC and Matrix-M Milestones	No guidance at this time
Product Sales	No guidance at this time
Adjusted Licensing, Royalties and Other Revenue 1.2,3,4,5	$300 - $350

1.$225 million in U.S. BLA & Market Authorizations Milestones. Novavax is eligible to receive from Sanofi a $175 million milestone payment upon the approval of the COVID-19 U.S. BLA and inclusive of JN.1 and pre-filled syringe presentation, and two separate $25 million milestone

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payments upon the transfer to Sanofi of the Market Authorization for the U.S. and EU markets, respectively.
2.$15 million Database Lock Milestone Amortization. In December 2024, Novavax triggered the achievement of a $50 million milestone from Sanofi related to the COVID-19 pediatric database lock. Revenue recognition will occur over the performance period through 2026. During 2024, $16 million was recorded, and $15 million and $19 million are expected for 2025 and 2026, respectively. Receipt of the $50 million cash payment is expected in the first quarter of 2025. All remaining milestone payments under the Sanofi CLA will be recorded to revenue in the periods when earned.
3.$35 million Upfront Payment Amortization. In 2024, Novavax received a $500 million upfront payment upon signing of the Sanofi CLA. Revenue recognition will occur over the performance period through 2026. During 2024, $424 million was recorded, and $35 million and $41 million are expected for 2025 and 2026, respectively.
4.$25 million to $50 million of R&D Reimbursement. Under the Sanofi CLA, Novavax is eligible to receive reimbursement for costs incurred related to select R&D and technology transfer activities during the transition performance period that is expected to run through the end of 2026.
5.$0 million to $25 million in Other partner revenue. Royalties and adjuvant reimbursement associated with collaborations with the Serum Institute on R21 and collaboration partners for COVID-19 vaccine, including Serum, SK Bio and Takeda.

Components of Revenue excluded from the 2025 Revenue Framework are described below.

Sanofi Royalties
•Sanofi will initiate lead commercial responsibility for the 2025-2026 vaccination season in select markets, including the U.S. Novavax is eligible to receive royalties in the high teens to low twenties percent on Sanofi sales.

Sanofi CIC and Matrix-M Related Milestones
•Novavax is eligible to receive up to $350 million in Phase 3 development and commercial launch milestone payments associated with Sanofi influenza-COVID-19 combination products. For each new vaccine using Matrix-M, Novavax is eligible to receive up to $200 million in launch and sales milestones and mid-single digit sales royalties for 20 years.

Nuvaxovid Product Sales
•During the first half of 2025, Novavax will continue to sell Nuvaxovid in the U.S. as it transitions the market to Sanofi beginning with the 2025-2026 vaccination season. These sales are expected to be immaterial.
•Novavax will sell Nuvaxovid commercial supply to Sanofi for the 2025-2026 vaccination season and the reimbursement for this supply will be recorded as product sales.
•APAs - Novavax is working to amicably negotiate or deliver doses or when appropriate exit agreements with the goal of these activities to be cash flow neutral or favorable on a go forward basis.

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Conference Call
Novavax will host its quarterly conference call today at 8:30 a.m. ET. To join the call without operator assistance, you may register and enter your phone number at https://emportal.ink/3PsP11e to receive an instant automated call back. You may also dial direct to be entered to the call by an operator. The dial-in numbers for the conference call are (800) 836-8184 (Domestic) or (+1) (646) 357-8785 (International). Participants will be prompted to request to join the Novavax, Inc. call. A replay of the conference call will be available starting at 11:30 a.m. ET on February 27, 2025, until 11:59 p.m. ET on March 6, 2025. To access the replay by telephone, dial (888) 660-6345 (Domestic) or (+1) (646) 517-4150 (International) and use passcode 79349 #.

A webcast of the conference call can also be accessed on the Novavax website at ir.novavax.com/events. A replay of the webcast will be available on the Novavax website until March 29, 2025.

About Novavax
Novavax, Inc. (Nasdaq: NVAX) tackles some of the world’s most significant health challenges by leveraging its scientific expertise in vaccines and its cutting-edge technology platform, including a protein-based nanoparticle and Matrix-M™ adjuvant. The Company’s growth strategy is focused on building new and diversified partnerships via the out-licensing of its technology platform and vaccine assets earlier in the development process. These strategic collaborations are fueled by smart investments in a growing early-stage pipeline starting with the Company’s core expertise in infectious disease and potentially expanding into other disease areas. Please visit novavax.com and LinkedIn for more information.

Non-GAAP Financial Measures
The Company has used a non-GAAP financial measure in this press release, which is Adjusted Licensing, Royalties and Other Revenue. Non-GAAP financial measures refer to financial information adjusted from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP). The Company believes that the presentation of this adjusted financial measure is useful to investors as it provides additional information on comparisons between periods by including certain items that affect overall comparability. The Company uses this non-GAAP financial measure for business planning purposes and to consider underlying trends of its business and believes presenting this measure also provides useful information to investors and others for understanding and evaluating trends in the Company’s expenses in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of this non-GAAP financial measure may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. The Company is unable

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to reconcile this forward-looking non-GAAP financial measure to the most directly comparable GAAP measure without unreasonable effort because the Company is reliant on Sanofi sales forecasts for certain revenue categories, which are not available.

Forward-Looking Statements
Statements herein relating to the future of Novavax, its mission; its corporate strategy and operating plans, objectives and prospects; its value drivers and near-term priorities, its partnerships, including expectations with respect to potential royalties, milestones, and cost reimbursement, and plans for additional potential partnering activities; its expectations regarding manufacturing capacity, timing, production and delivery for its COVID-19 vaccine; the transition of the lead responsibility for commercialization of Novavax’s COVID-19 vaccine to Sanofi beginning with the 2025-2026 vaccination season; the development of Novavax’s clinical and preclinical product candidates and innovation expansion opportunities, including with respect to new Matrix formulations; the conduct, timing and potential results from clinical trials and other preclinical studies; scope, timing and outcome of future and pending regulatory filings and actions, including the potential BLA approval for Novavax’s COVID-19 vaccine; full year 2025 financial guidance and revenue framework; negotiations regarding Novavax’s existing advance purchase agreements; and Novavax’s future financial or business performance. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges or delays in obtaining regulatory authorization or approval for its COVID-19 vaccine, in particular with respect to its BLA submission to the FDA for approval of its COVID-19 vaccine, or its other product candidates, including for future COVID-19 variant strain changes, its CIC vaccine candidate, its stand-alone influenza vaccine candidate or other product candidates; Novavax’s ability to successfully and timely manufacture, market, distribute, or deliver its updated 2024-2025 formula COVID-19 vaccine and the impact of its not having received a BLA from the FDA for the 2024-2025 vaccination season; challenges related to Novavax’s partnership with Sanofi and in pursuing additional partnership opportunities; challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification, assay validation and stability testing, necessary to satisfy applicable regulatory authorities; challenges or delays in conducting clinical trials or studies for its product candidates; manufacturing, distribution or export delays or challenges; Novavax’s substantial dependence on SII and Serum Life Sciences Limited for co-formulation and filling Novavax’s COVID-19 vaccine and the impact of any delays or disruptions in their operations; difficulty obtaining scarce raw materials and supplies including for its proprietary adjuvant; resource constraints, including human capital and manufacturing capacity; constraints on Novavax’s ability to pursue planned regulatory pathways, alone or with partners; challenges in implementing its global restructuring and cost reduction plan; Novavax’s

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ability to timely deliver doses; challenges in obtaining commercial adoption and market acceptance of its updated 2024-2025 formula COVID-19 vaccine or any COVID-19 variant strain containing formulation, or for its CIC vaccine candidate and stand-alone influenza vaccine candidate or other product candidates; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities, including requirements to deliver doses that may require Novavax to refund portions of upfront and other payments previously received or result in reduced future payments pursuant to such agreements and challenges in amending or terminating such agreements; challenges related to the seasonality of vaccinations against COVID-19 or influenza; challenges related to the demand for vaccinations against COVID-19 or influenza; challenges in identifying and successfully pursuing innovation expansion opportunities, including with respect to Novavax’s Matrix-MTM adjuvant; Novavax’s expectations as to expenses and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than its assumptions; and those other risk factors identified in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(unaudited)

Revenue:
Product sales	$ 49,774	$ 251,452	$ 190,212	$ 531,389
Licensing, royalties and other	38,537	1,947	491,950	24,993
Grants	--	37,943	--	427,323
Total revenue	88,311	291,342	682,162	983,705
Expenses:
Cost of sales	36,669	154,976	202,739	343,768
Research and development	104,380	164,697	391,169	737,502
Selling, general and administrative	78,342	155,237	337,185	468,946
Total expenses	219,391	474,910	931,093	1,550,216
Loss from operations	(131,080)	(183,568)	(248,931)	(566,511)
Interest expense	(7,585)	(4,117)	(20,075)	(14,416)
Gain on disposition of Novavax CZ assets	51,949	--	51,949	--
Other income	13,135	10,984	40,442	37,896
Loss before income tax expense	(73,581)	(176,701)	(176,615)	(543,031)
Income tax expense	(7,449)	(1,688)	(10,884)	(2,031)
Net Loss	$ (81,030)	$ (178,389)	$ (187,499)	$ (545,062)

Net loss per share:
Basic and diluted	$ (0.51)	$ (1.44)	$ (1.23)	$ (5.41)
Weighted average number of common shares outstanding:
Basic and diluted	160,241	123,679	152,190	100,768

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SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31, 2024	December 31, 2023

Cash and cash equivalents	$ 530,230	$ 568,505
Marketable securities	392,888	--
Total restricted cash	15,062	15,305
Total current assets	1,128,942	1,143,888
Working capital	(25,474)	(491,250)
Total assets	1,560,418	1,797,490
Convertible notes payable	169,684	168,016
Total stockholders’ deficit	(623,841)	(716,927)

Contacts:

Investors
Luis Sanay, CFA
240-268-2022
ir@novavax.com

Media
Giovanna Chandler
202-709-5563
media@novavax.com

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